Exhibit 10.1

FORM OF CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is effective as of [                         , 20    ] (the “Effective Date”), by and between Fluor Corporation, a Delaware corporation (the “Company”) and [NAME] (“Executive”).

SECTION 1:  DEFINITIONS

All terms defined in this Section 1 will, throughout this Agreement, have the meanings given herein:

(a)                                  “Affiliate” means any company controlled by, controlling or under common control with the Company within the meaning of section 414 of the Code.

(b)                                 “Annual Incentive Plan” means the Company’s incentive plan pursuant to which annual incentives are granted, including any successor plan thereto.

(c)                                  “Board” means the board of directors of the Company.

(d)                                 “Base Salary” means on the date of determination, the annual base salary then in effect for Executive (but not less than the highest annual base salary paid to Executive during any of the three (3) years immediately preceding the date of Executive’s Qualifying Termination).

(e)                                  “Bonus” means the annual incentive amount payable to Executive, if any, under the Annual Incentive Plan.

(f)                                    “Cause” means Executive’s (i) fraud, (ii) conviction of a felony, (iii) material failure or refusal to perform Executive’s job duties in accordance with Company policies, or (iv) a material violation of Company policy that causes substantial harm to the Company or its Subsidiaries.

Executive will not be deemed to have been terminated for Cause unless and until there has been delivered to Executive written notice that Executive has engaged in conduct constituting Cause.  The determination of Cause will be made by [*]1.  If Executive receives written notice that he or she has engaged in conduct constituting Cause, Executive will be given the opportunity to be heard (either in person or in writing) as mutually agreed to by Executive and [*]2 for the purpose of considering whether Cause exists.  If it is determined either at or following such hearing that Cause exists, Executive will be notified in writing of such determination within five (5) business days of the hearing.  If Executive disagrees with such determination, Executive may file a claim contesting such determination with any court of competent jurisdiction or pursuant to Section 21 within thirty (30) days after Executive’s receipt of such written determination that Cause exists.

1  The Compensation Committee will make such determination with respect to the Chief Executive Officer and any Section 16(b) Officer; and it is expected that the Executive’s immediate supervisor will make the determination for any other Executive to which this Agreement is extended.

2  Insert individual or entity responsible for determination of Cause.

(g)                                 “Change in Control” means any of any of the following events:

(i)                                     25% Ownership Change: any “person” or group (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in section 13(d) and 14(d) of the Exchange Act), together with their affiliates and associates (both as defined in Rule 12b-2 under the Exchange Act) other than (A) the Company or any of its Subsidiaries, (B) any employee benefit plan of the Company or any of its Subsidiaries, or the trustee or other fiduciary holding securities under any such employee benefit plan, (C) a company owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company or (D) an underwriter temporarily holding securities pursuant to an offering of such securities becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, through one single transaction or group of related transactions, of more than twenty-five percent (25%) of either (1) the then-outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, that such a twenty-five percent (25%) ownership change will not be deemed to have occurred in the event that the shareholders of the Company on the date of such ownership change continue to own at least seventy-five percent (75%) of the equity and the combined voting power of any holding company of which the Company becomes a wholly-owned direct or indirect subsidiary following such ownership change; or

(ii)                                  Board Majority Change:  as the result of any cash tender or exchange offer, merger or other business combination or transaction, including a transaction described in Section 1(g)(i), (iii) or (iv) of this Agreement, or any combination of the foregoing transactions (a “Transaction”), individuals who as of the date that is ninety (90) days preceding the date of the Transaction, constitute the members of the Board (the “Incumbent  Directors”) cease for any reason other than due to (A) death or (B) disability or mandatory retirement, as determined in accordance with applicable Company personnel policies, to constitute at least a majority of the members of the Board, provided that any director who was nominated for election or was elected with the approval of at least a majority of the members of the Board who are at the time Incumbent Directors will be considered an Incumbent Director unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)                               Merger or Acquisition: the Company will have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by stockholders of the Company immediately prior to such merger or consolidation; or

(iv)                              Asset Disposition:  the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                     “Company” means Fluor Corporation, a Delaware corporation, and any successor thereto which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(j)                                     “Compensation” means the greater of (a) the sum of Executive’s Base Salary plus Target Bonus determined immediately prior to the date on which a Change in Control occurs, or (b) the sum of Executive’s Base Salary plus Target Bonus determined immediately prior to the date of the Qualifying Termination.

(k)                                  “Compensation Committee” means the Organization and Compensation Committee of the Board.

(l)                                     “Equity Plan” means any equity-compensation plan maintained by the Company or a Subsidiary under which Executive received equity-based awards, such as stock options, restricted stock units, performance units or restricted stock.

(m)                               “Good Reason” means any one or more of the following events:

(i)                                     a material diminution of Executive’s aggregate compensation (including, without limitation, Base Salary, annual bonus opportunity, and equity incentive compensation opportunities);

(ii)                                  a material diminution of Executive’s authority, duties or responsibilities;3

(iii)                               a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report;4

(iv)                              a material diminution of the budget over which Executive retains authority;

(v)                                 any other action or inaction that constitutes a material breach by the Company of the agreement under which Executive provides services (e.g., failure of successor to assume this Agreement or breach of same);

provided, however, that no later than sixty (60) days after learning of the action (or inaction) described herein as the basis for a termination of employment for Good Reason, Executive must advise the Company in writing that the action (or inaction) constitutes grounds for a termination of his or her employment for Good Reason, in

3  For persons other than the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Legal Officer, the language will read as follows:  “a material diminution of Executive’s authority, duties or responsibilities; provided, however, that an event that causes Executive to have an additional layer of reporting but does not otherwise affect Executive’s position shall not be considered a material diminution of Executive’s authority, duties or responsibilities for purposes of this definition.”

4  To be included only for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Legal Officer.

which event the Company will have thirty (30) days to correct such action (or inaction) (the “Cure Period”) and if such action (or inaction) is timely corrected within the Cure Period, then Executive will not be entitled to terminate his or her employment for Good Reason as a result of such action (or inaction). If such action or inaction is not timely corrected within the Cure Period, then Executive will be entitled to terminate his or her employment for Good Reason at any time within the one-hundred and twenty (120) day period following expiration of the Cure Period.

(n)                                 “IRS” means the Internal Revenue Service.

(o)                                 “Qualifying Termination” means any termination of Executive’s employment with the Company or any Affiliate that is a “Separation from Service” (within the meaning of section 409A of the Code and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto)) that occurs within two (2) years after the date upon which a Change in Control occurs by reason of (a) Executive’s involuntary termination of employment without Cause or (b) Executive’s resignation from employment for Good Reason.

(p)                                 “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(q)                                 “Target Bonus” means Executive’s target incentive award opportunity under the Annual Incentive Plan in effect for the year with respect to which the target bonus amount is being determined or, if no such plan is then in effect, for the last year in which such a plan was in effect.

(r)                                    “Waiver and Release” means a legal document, substantially in the form attached hereto as Attachment A, in which Executive, in exchange for severance benefits described in Section 2, among other things, releases the Company, its Subsidiaries and their Affiliates, their respective directors, officers, employees and agents, and their respective employee benefit plans and the fiduciaries and agents of said plans from liability and damages in any way related to Executive’s employment with or separation from the Company.

(s)                                  “Welfare Benefit Coverage” means each of the group medical, dental and vision benefit coverages provided by the Company in which Executive and Executive’s eligible dependents, if any, are participating immediately preceding the date of Executive’s Qualifying Termination.

SECTION 2:  SEVERANCE BENEFITS

If Executive experiences a Qualifying Termination, then, subject to the Waiver and Release requirement in Section 2(i) below, Executive will be entitled to receive, as additional compensation for services rendered to the Company (including its Subsidiaries and Affiliates), the following severance benefits:

(a)                                  Cash Severance Amount:  A lump sum cash payment in an amount equal to Executive’s Compensation multiplied by [*]5, subject to applicable withholding for income

5  This amount will be three (3) for the Chief Executive Officer and either two (2) or one (1) for other persons to whom the Agreement is extended, as determined by management (referred to herein as the “Severance Multiplier”).

and employment taxes.  Such cash severance payment will be paid on the sixtieth (60th) day following Executive’s Qualifying Termination, but only if the Waiver and Release described in Section 2(i) has been timely executed and returned and the Waiver and Release Revocation Period has expired.

(b)                                 Accrued Obligations:  Executive will be entitled to payment of all accrued Base Salary, accrued time off and any other accrued and unpaid obligations as of the date of the Qualifying Termination.  Such accrued obligations will be paid in a lump sum, subject to applicable withholding for income and employment taxes, as soon as practicable following the date of Executive’s Qualifying Termination in accordance with the Company’s normal payroll policies and practices.

(c)                                  Pro-Rated Earned Bonus:  Unless the provisions of Section 3 (regarding the successor’s failure to assume the Annual Incentive Plan) apply, Executive will be entitled to payment of the Bonus earned in accordance with the terms of the Annual Incentive Plan as acted on by the Compensation Committee during the Company’s fiscal year of the Qualifying Termination.  Such Bonus will be pro rated as a fraction of twelve (12) for full months worked by Executive for the Company during such fiscal year and will be paid to Executive, at the time and in the same manner specified in the Annual Incentive Plan.

(d)                                 Welfare Benefit Coverage:  Executive will be entitled to continued Welfare Benefit Coverage on the same basis as similarly situated active executives of the Company for Executive and his or her eligible dependents for a period of [*]6 year[s].  Executive and his or her covered dependents, if any, will be required to pay on an after-tax basis that portion of the premium cost paid by similarly situated executives for active employee coverage to retain such coverages and the Company paid portion of the premium for such coverages will be imputed as income and reported as wages to Executive.  In all other respects Executive and his or her dependents will be treated the same as other participants under the terms of such plans.  The Welfare Benefit Coverage provided to Executive and his or her dependents pursuant to this Section 2(d) will be in addition to any continued coverage Executive and such dependents are entitled to elect under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Executive and such dependents will be provided with notice of their COBRA rights, if any, at the end of the [*]7 year period specified in this Section 2(d).

(e)                                  Outplacement:  Executive will be entitled to reimbursement of any expenses reasonably incurred by Executive during the twelve (12) month period following Executive’s Qualifying Termination for outplacement services in an amount equal to the lesser of ten percent (10%) of his or her Base Salary or twenty-five thousand dollars ($25,000).  Reimbursement of such expenses will be made upon Executive’s substantiation of such outplacement expenses; provided, however, that in no event will reimbursement be made later than March 15 of the year following the year in which Executive incurs the substantiated expenses.

(f)                                    Payment of Legal Expenses.  Executive will be entitled to reimbursement of any legal expenses reasonably incurred by Executive in order to obtain benefits under this

6  Insert the applicable Severance Multiplier.

7  Insert the applicable Severance Multiplier.

Agreement; provided, that, the payment of such expenses is subject to an arms-length, bona fide dispute as to Executive’s right to such benefits.  Such reimbursements will be made on a regular, periodic basis upon Executive’s substantiation of such legal expenses; provided, however, that in no event will reimbursement be made later than March 15 of the year following the year in which Executive incurs the expenses unless Executive is a “Specified Employee” within the meaning of section 409A of the Code and it is determined that reimbursement of such expenses is being made by reason of Executive’s “Separation from Service” (within the meaning of section 409A of the Code and Treasury Regulation § 1.409A-1(h)(3) (or any successor regulations or guidance thereto) in which case reimbursement of such expenses will not be made before the day that is six (6) months and one (1) day following Executive’s Separation from Service.  The amount of legal expenses eligible for reimbursement under this Section 2(f) during a taxable year may not affect the legal expenses eligible for reimbursement in any other taxable year and the right to reimbursement under this Section 2(f) is not subject to liquidation or exchange for another benefit.

The pendency of a claim by the Company that a claim or defense of Executive is frivolous or otherwise lacking merit will not excuse the Company from making periodic payments of legal expenses pursuant to this Section 2(f) until a final determination is made regarding the validity of Executive’s claim. In the event that a final determination is made that a claim asserted by Executive was frivolous, the portion of such expenses incurred by Executive as a result of such frivolous claim will become Executive’s sole responsibility and any funds advanced by the Company will be repaid to the Company.  Any failure by the Company to satisfy any of its obligations under this Section 2(f) will not limit the rights of Executive hereunder.  Subject to the foregoing, Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary or Affiliate.

(g)                                 Equity Compensation Adjustments.  Unless the provisions of Section 3 (regarding the successor’s failure to assume the Equity Plan) apply, upon a Qualifying Termination, (i) any equity-based compensation awards, other than performance-based equity awards, granted to Executive by the Company under an Equity Plan prior to such termination that are outstanding will, to the extent that the terms of the Equity Plan and its associated award agreements do not provide for the immediate vesting, exercisability and/or settlement of such awards, become fully vested and exercisable or settled, subject to the requirements of section 409A of the Code to the extent applicable, and (ii) any performance-based equity awards will, to the extent the applicable performance criteria are met, be earned on a pro rata basis based on the number of full months worked by Executive for the Company during the applicable performance period and the number of months in the applicable performance period and will be settled at the time and in the same manner specified in the Equity Plan.  Executive will not be entitled to any new-equity based compensation awards following the date of his or her Qualifying Termination.

(h)                                 Retention Awards.  Unless the provisions of Section 3 apply (regarding the successor’s failure to assume the retention awards), upon a Qualifying Termination any outstanding retention awards granted to Executive which are outstanding will become immediately vested and settled pursuant to their terms, subject to the requirements of section 409A of the Code, to the extent applicable.

(i)                                     Waiver and Release Requirement.  Payment of the benefits under this Section 2 is subject to Executive’s timely execution and return of the Waiver and Release to the Company, without subsequent revocation during the seven (7)-day period following such execution date (the “Waiver and Release Revocation Period”), as provided in this Section 2(i).  Executive will have fifty (50) days following (i) his or her Qualifying Termination date to consider, execute and return the Waiver and Release to the Company and will then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period.  If Executive fails to timely execute and return the Waiver and Release to the Company or revokes such Waiver and Release during the Waiver and Release Revocation Period, then Executive will forfeit, and will not be entitled to, any of the benefits described in this Section 2 (other than the amounts described in Section 2(b)).

(j)                                     Rabbi Trust Funding Obligation.  Within five (5) business days following the occurrence of a Change in Control, the Company must contribute to a domestic rabbi trust an amount sufficient to fully fund the cash severance amount and outplacement benefits accrued as of the date of the Change in Control pursuant to this Section 2; provided, however, that the trust will not be funded if the funding thereof would result in taxable income to Executive by reason of section 409A(b) of the Code; and provided, further, in no event will any trust assets at any time be located or transferred outside of the United States, within the meaning of section 409A(b) of the Code. Such funding obligation will remain in effect for the two (2) year period following such Change in Control, such that any increase in such amounts by reason of any increase in Executive’s Compensation will be funded within five (5) business days following the end of the calendar quarter in which such increase in Compensation occurs.

SECTION 3:  TARGET BONUS PAYMENT, RETENTION AWARDS AND EQUITY CASHOUT

In the event that the successor to the Company does not assume the Annual Incentive Plan, and irrespective of whether Executive incurs a Qualifying Termination, Executive will be entitled to receive a lump sum cash payment in an amount equal to the Target Bonus in effect at the time of the Change in Control, subject to applicable withholding for income and employment taxes.  Such Target Bonus will be paid within five (5) business days following the date of the Change in Control.  In the event the successor to the Company does not assume any outstanding retention awards as of the date of the Change in Control, then such awards will become immediately fully vested and settled at the time of such Change in Control, subject to the requirements of section 409A of the Code to the extent applicable.  In the event the successor to the Company does not assume the Equity Plan or grant comparable awards in substitution of the outstanding awards under the Equity Plan as of the date of the Change in Control, then any equity-based compensation awards granted to Executive by the Company under Equity Plan and outstanding as of the date of the Change in Control, other than performance-based equity awards, will become immediately fully vested and/or exercisable and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements, including the provisions of section 409A of the Code to the extent applicable.  Any performance-based equity compensation awards granted to Executive by the Company under the Equity Plan and outstanding as of the date of the Change in Control will become fully vested at a rate determined under the Equity Plan as if the target performance measures were met and will be settled at the time of such Change in Control, subject to applicable legislative or regulatory requirements, including the provisions of section 409A of the Code to the extent applicable.

SECTION 4:  SECTION 280G

(a)                              Adjustment for 280G Excise Tax.  In the event payments to Executive pursuant to this Agreement (when considered with all other payments made to Executive as a result of a Change in Control that are subject to section 280G of the Code) (the amount of all such payments, collectively, the “Parachute Payment”) results in Executive becoming liable for the payment of any excise taxes pursuant to section 4999 of the Code, together with any interest or penalties with respect to such excise tax (“280G Excise Tax”), then the Company will automatically reduce (the “Reduction”) Executive’s Parachute Payment to the minimum extent necessary to prevent the Parachute Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Parachute Payment exceeds the after-tax benefit if such Reduction were not made.  If the after-tax benefit of the reduced Parachute Payment does not exceed the after-tax benefit if the Parachute Payment is not reduced, then the Reduction will not apply.  If the Reduction is applicable, the Parachute Payment will be reduced in such a manner that provides Executive with the best economic benefit and, to the extent any portions of the Parachute Payment are economically equivalent with each other, each will be reduced pro rata.

(b)                                  Determination of Adjustment.  All determinations required to be made under Section 4(a), including the after-tax benefit and calculation of the Reduction, will be made by a nationally recognized certified public accounting firm that is selected by the Company (the “Accounting Firm”), which may be the Company’s independent auditors.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the Accounting Firm declines or is unable to serve, Executive will appoint another nationally recognized certified public accounting firm, which is reasonably agreed to by the Company, to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder).  In the event that the Accounting Firm determines that no Excise Tax is payable by Executive, either with or without application of the Reduction under Section 4(a), then the Accounting Firm will furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  If the Reduction is applicable, the Company will provide Executive with a written summary of the portions of the Parachute Payment that will be reduced.  All fees and expenses of the Accounting Firm will be borne solely by the Company.   All determinations by the Accounting Firm made under this Section 4(b) will be binding upon the Company and Executive.

SECTION 5:  INDEMNIFICATION

THE COMPANY WILL, TO THE FULLEST EXTENT PERMITTED BY LAW, INDEMNIFY AND HOLD HARMLESS EXECUTIVE FROM AND AGAINST ANY AND ALL LIABILITY, COSTS AND DAMAGES ARISING FROM EXECUTIVE’S SERVICE AS AN EMPLOYEE, OFFICER OR DIRECTOR OF THE COMPANY OR ITS AFFILIATES, SPECIFICALLY INCLUDING LIABILITY, COSTS AND DAMAGES THAT ARISE IN WHOLE OR IN PART FROM ANY NEGLIGENCE OR ALLEGED NEGLIGENCE OF EXECUTIVE, EXCEPT, HOWEVER, TO THE EXTENT THAT ANY SUCH LIABILITY, COST OR DAMAGE RESULTED FROM AN ACT OR OMISSION BY EXECUTIVE THAT CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON EXECUTIVE’S PART.  The Company will provide directors’ and officers’ liability insurance that will cover Executive’s actions in the course and scope of Executive’s duties on behalf of the

Company or its Affiliates as well as any contractual indemnification provided to other executives at his or her level at any given time. To the fullest extent permitted by Texas law, in connection with any litigation or proceeding related to Executive’s actions in the course and scope of Executive’s duties on behalf of the Company or its Affiliates, the Company will either (a) retain counsel to defend Executive or (b) reimburse Executive for legal fees and expenses for counsel selected by Executive, twenty (20) days after receipt by the Company of a written request for reimbursement, which request will include an itemized list of the fees and expenses incurred.  Before the Company retains counsel or reimburses Executive under this Section 5, Executive must agree in writing in a form acceptable to the Company to reimburse the  Company for all amounts paid under this Section 5 if it is ultimately determined that Executive is not entitled to be indemnified for such fees  and expenses.  This Section 5 will be in addition to, and will not limit in any way, the rights of Executive to any other indemnification from the Company, as a matter of law, contract or otherwise.

Notwithstanding the preceding paragraph, the Company’s indemnification and hold harmless obligations hereunder will not apply to the extent Executive is required to repay any amounts to the Company pursuant to federal legislation or a generally applicable clawback policy adopted by the Company.

SECTION 6:  CONFIDENTIALITY

Executive acknowledges that pursuant to this Agreement, the Company agrees to provide Executive Confidential Information regarding the Company and the Company’s business and has previously provided him or her other such Confidential Information.  In return for this and other consideration, provided under this Agreement, Executive agrees that he or she will not, while employed by the Company and thereafter, disclose or make available to any other person or entity, or use for his or her own personal gain, any Confidential Information, except for such disclosures as required in the performance of Executive’s duties hereunder as may otherwise be required by law or legal process (in which case Executive will notify the Company of such legal or judicial proceeding as soon as practicable following Executive’s receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).  For purposes of this Agreement, “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates, Subsidiaries or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, Subsidiaries or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.  By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists or parts thereof.

SECTION 7:  RETURN OF PROPERTY

Executive agrees that at the time of leaving the Company’s employ, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, Subsidiaries or ventures, regardless of whether such items were prepared by Executive.

SECTION 8:  NON-SOLICITATION AND NON-COMPETITION AND NONDISPARAGEMENT

(a)                                  Non-Solicitation.  In return for the consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information (as defined in Section 6) regarding the Company and the Company’s business, Executive agrees that while employed by the Company and for one (1) year following a Qualifying Termination Executive will not, without the prior written consent of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Subsidiaries, Affiliates or ventures to leave the employment of the Company or any of its Subsidiaries, Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Executive had any actual contact while employed at the Company.

(b)                                 Non-Competition.  Additionally, in return for the consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and the Company’s business, Executive agrees that while employed by the Company and for one (1) year following a Qualifying Termination Executive will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company.

(c)                                  Geographic Restrictions.  The restrictions contained in this Section 8 are limited to the geographic areas in which Executive performed duties on behalf of the Company or about which Executive possessed Confidential Information during the twelve (12) months prior to Executive’s Qualifying Termination.

(d)                                 Nondisparagement.  Executive agrees that Executive will not disparage the Company, the Board, the Company’s executives, the Company’s employees and the Company’s products or services during the term of this Agreement and thereafter.  The Company likewise agrees that it will not disparage Executive during the term of this Agreement and thereafter.  For purposes of this Section 8(d), disparagement does not include (i) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (ii) statements in response to an inquiry from a court or regulatory body, or (iii) statements or comments in rebuttal of media stories.

(e)                                  Forfeiture Provision. If Executive violates any of the covenants and restrictions contained in this Section 8 or the confidentiality provisions of Section 6, Executive must pay to the Company the full amount of the severance benefits received by Executive pursuant to Section 2 (other than Section 2(b)) or such lesser amount as determined to be the maximum reasonable and enforceable amount by a court or arbitrator.  The provisions of this Section 8(e) are in addition to any forfeiture provisions of other Company plans, programs or agreements applicable to Executive.  Executive specifically recognizes and affirms that this Section 8 is a material part of this Agreement without which the Company would not have entered into this Agreement.  Executive further covenants and agrees that if all or any part or application of this Section 8 is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or arbitrator in an action between Executive and the Company, then Executive will promptly pay to the Company the amount of the severance benefits received by Executive pursuant to Section 2, or such lesser amount as is determined to be the maximum reasonable and enforceable amount by a court or arbitrator, as applicable.

(f)                                    Reasonableness of Restrictions.  Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company as provided in this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and the Company’s business are ancillary to otherwise enforceable provisions of this Agreement that the consideration provided by the Company gives rise to the Company’s interest in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive’s consideration or return promises under this Agreement.  Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.

(g)                                 Enforcement and Remedies.  Should a court of competent jurisdiction or arbitrator find that the restrictive covenants are unreasonable, Executive and the Company agree that the court or arbitrator will revise the restrictive covenants to restrict Executive’s activities for the maximum period, scope or geographic area permitted by law.  Because Executive’s services are unique and due to Executive’s receipt of the Confidential Information, Executive and the Company agree that the Company would suffer imminent, irreparable harm from a breach of this Section 8 as well as the non-disclosure provisions of Section 6 and monetary damages would not provide an adequate remedy for a breach of Sections 6 and 8.  Therefore, in the event of a breach or threatened breach, the Company is entitled to specific performance, injunctive relief and/or equitable relief from a court of competent jurisdiction in order to enforce this Agreement and prevent a breach of Sections 6 and 8 of this Agreement.

SECTION 9:  CONFLICTS WITH OTHER AGREEMENTS

In the event that Executive becomes entitled to benefits under a prior or subsequent agreement pertaining to Executive’s employment by the Company or any Subsidiary or Affiliate (other than this Agreement) or the benefits to which Executive is entitled as a result of such employment and such benefits conflict with the terms of this Agreement, Executive will receive the greater and more favorable of each of the benefits provided under either this Agreement or such other agreement or benefits, on an individual benefit basis, provided, however, that any such other conflicting payment is payable under its terms in the same calendar year and in the same form as the corresponding benefit payable under this Agreement.

SECTION 10:  NOTICES

For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039
Attention:

If to Executive:	[NAME]
[ADDRESS]
[CITY, STATE, ZIP]

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.

SECTION 11:  LITIGATION ASSISTANCE

Executive agrees to assist the Company with any litigation matters related to the Company or any of its Subsidiaries or Affiliates as may be reasonably requested by the Company’s Chief Legal Officer following the date of Executive’s Qualifying Termination.  The Company will reimburse Executive for any reasonable travel or other business expenses incurred in connection with providing such assistance and cooperation.  Executive will provide such services as an independent contractor and such services will be limited solely to those matters with which Executive is suitably experienced and knowledgeable by reason of Executive’s education, training, background and prior employment with the Company.  The Company and Executive agree to work out reasonable accommodations for the provision of such assistance so that it does not unreasonably interfere with any of Executive’s personal affairs, business endeavors or future employment.  The Company and Executive agree that the services provided by Executive under this Section 11, if any, will not exceed twenty percent (20%) of the average level of bona fide services performed by Executive (whether as an employee or an independent contractor of the Company) over the thirty-six (36) month period (or the full period of services to the Company if Executive has been providing services to the Company for less than thirty-six (36) months) immediately preceding Executive’s Qualifying Termination date.

SECTION 12:  PRIOR AGREEMENTS/MODIFICATION

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, between the parties with respect thereto.  This Agreement may be amended by an agreement in writing signed by the parties hereto; provided, however, that, in addition, (i) Executive’s Compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement which in all other respects will remain in full force and effect, (ii) the Company may amend this Agreement upon written notice to Executive in order to comply with or minimize the adverse impact of changes in the law (including, without limitation, the avoidance of new regulatory requirements applicable to welfare benefits), provided that the economic benefits of this Agreement as so amended are maintained to the extent reasonably practicable and (iii) the Company may amend this Agreement without the consent of Executive upon written notice to Executive, provided that the amendment is not effective until at least one year after it is communicated to Executive and a Change in Control has not occurred prior to the effective date of the amendment.  The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.  Executive represents to the Company that he or she is not a party to any agreement or subject to any legal restriction that would prevent him or her from fulfilling his or her duties hereunder.

SECTION 13:  SECTION 409A

It is the intent of the parties that the provisions of this Agreement comply with, or satisfy an exemption from, section 409A of the Code, as specified below.  Accordingly, the parties intend that this Agreement be interpreted and operated consistent with such requirements of section 409A in order to avoid the application of penalty taxes under section 409A to the extent reasonably practicable.  The Company will neither cause nor permit:  (a) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to section 409A of the Code to comply with the applicable requirements of section 409A of the Code; or (b) any adjustments to any equity interest to be made in a manner that would result in the equity interest becoming subject to section 409A of the Code unless, after such adjustment, the equity interest is in compliance with the requirements of section 409A of the Code to the extent applicable.

Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” within the meaning of section 409A of the Code as of Executive’s Qualifying Termination date, then any amounts or benefits which are payable under this Agreement upon Executive’s “Separation from Service” (within the meaning of section 409A), other than due to death, which are subject to the provisions of section 409A and not otherwise excluded under section 409A, and would otherwise be payable during the first six (6)-month period following such Separation from Service, will be paid on the day that is (a) six (6) months and one (1) day after the date after Executive’s Qualifying Termination date or (b) follows Executive’s date of death, if earlier.

The cash severance benefits in Section 2(a), the accrued obligations under Section 2(b), the pro-rata earned bonus under Section 2(c), the welfare benefit coverage under Section 2(d), the outplacement services under Section 2(e) and the Target Bonus payout under Section 3 are excluded from section 409A.  The legal expense provision under Section 2(f) (and the welfare benefit coverage under Section 2(d) if deemed to be subject to section 409A) are intended to qualify as eligible reimbursement arrangements under Treasury Regulation § 1.409A-3(i)(1)(iv) and will be reimbursed in accordance with the requirements of such regulation such that any reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  The equity compensation provided pursuant to Section 2(g) and retention awards provided pursuant to Section 2(h) are subject to section 409A of the Code to the extent provided under the applicable Equity Plan or retention award agreement, as applicable.

SECTION 14:  APPLICABLE LAW

The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, including the Texas statute of limitations, but without giving effect to the principles of conflict of laws of such State.

SECTION 15:  SEVERABILITY

If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement and all other provisions will remain in full force and effect.

SECTION 16:  WITHHOLDING OF TAXES

The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

SECTION 17:  NO EMPLOYMENT AGREEMENT

Nothing in this Agreement changes the at will nature of Executive’s employment, nor will it give Executive any rights to (or impose any obligations for) continued employment by the Company (or any Affiliate or Subsidiary) or successor thereto, nor will it give the Company any rights (or impose any obligations) with respect to continued performance of duties by Executive for the Company (or any Affiliate or Subsidiary) or successor thereto.

SECTION 18:  NO ASSIGNMENT; SUCCESSORS

Executive’s right to receive payments or benefits hereunder will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 18, the Company will have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).  The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof will expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company will provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive hereunder.

SECTION 19:  PAYMENT OBLIGATIONS ABSOLUTE

Except for the requirement of Executive to execute and return to the Company a Waiver and Release in accordance with Section 2, the Company’s obligation to pay (or cause one of its Affiliates or Subsidiaries to pay) Executive the amounts and to make the arrangements provided herein will be absolute and unconditional and will not be affected by any circumstances, including, without limitation, any set off, counter claim, recoupment, defense or other right which the Company (including its Affiliates and Subsidiaries) may have against Executive or anyone else.  All amounts payable by the Company (including its Affiliates and Subsidiaries hereunder) will be paid without notice or demand.  Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this

Agreement, and, subject to the restrictions in Section 8, the obtaining of any other employment will in no event affect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

SECTION 20:  NUMBER AND GENDER

Wherever appropriate herein, words used in the singular will include the plural and the plural will include the singular.  The masculine gender where appearing herein will be deemed to include the feminine gender.

SECTION 21:  DISPUTE RESOLUTION

Executive has the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration conducted pursuant to the JAMS Employment Arbitration Rules & Procedures.

The arbitrator will be mutually selected by Executive and the Company from a list of arbitrators who are experienced in change in control benefit matters that is provided by JAMS.  If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from JAMS, JAMS will appoint an arbitrator.  The arbitrator’s review will be limited to interpretation of this Agreement in the context of the particular facts involved.  Executive and the Company agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious.  Executive and the Company agree that the venue for the arbitration will be in Dallas, Texas.  The costs of arbitration will be paid by the Company; the costs of legal representation for Executive or witness costs for Executive will be borne by Executive; provided, that, as part of his or her award, the arbitrator may require the Company to reimburse the claimant for all or a portion of such amounts.

The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions.  The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed.  The Company and Executive agree that the arbitrator will have the power of subpoena process as provided by law.  Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Company and Executive or will be resolved by the arbitrator.  All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Company and Executive and the arbitrator will adopt procedures to protect such rights.  With respect to any dispute, the Company and Executive agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.

The arbitrator will have no power to add to, subtract from, or modify any of the terms of this Agreement, or to change or add to any benefits provided by this Agreement, or to waive or fail to apply any requirements of eligibility for a benefit under this Agreement.  Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers under this Agreement.  Arbitration decisions will not establish binding precedent with respect to the administration or operation of this Agreement.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

SECTION 22:  TERM

The term of this Agreement will commence on the Effective Date and will end on the last day of the two (2) year period following a Change in Control; provided, however, that if, prior to a Change in Control, Executive ceases for any reason to be an employee of the Company, then the term will, without further action, expire, and this Agreement will terminate, as of such termination date; provided, further, that if Executive exercises his or her rights under this Agreement prior to the end of the two (2) year period following a Change in Control, this Agreement will continue for so long as any actions are being taken by Executive, within the terms of the Agreement, to enforce his or her rights hereunder .

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date.

FLUOR CORPORATION

By:

Its:

Date:

EXECUTIVE

[NAME]

Date:

ATTACHMENT A

WAIVER AND RELEASE

In exchange for the payment to me of the Severance Benefits described in Section 2 of the Change in Control Agreement between Fluor Corporation and me effective as of                 , 20     (the “Agreement”), which I understand is incorporated herein by reference, and of other remuneration and consideration provided for in the Agreement (the “Separation Benefits”), which is in addition to any remuneration or benefits to which I am already entitled, I agree to waive all of my claims against and release (i) Fluor Corporation and its predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than amounts due pursuant to Section 2 or Section 3 of the Agreement and rights and benefits I am entitled to under the Benefit Plans.  (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that I am hereby advised in writing to consult an attorney before signing this Waiver and Release.  I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release.  I acknowledge that I have been given at least [21] days to consider whether to accept the Separation Benefits and therefore execute this Waiver and Release.

In exchange for the payment to me of the Separation Benefits, (1) I agree not to pursue a legal claim in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed.

This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law (including, without limitation, the right to file an administrative charge or participate in an administrative investigation or proceeding); provided that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents.  I agree that this Waiver and Release is valid, fair, adequate and reasonable, is made with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.  I acknowledge and agree that the Company will withhold the minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, and defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; and (b) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

I acknowledge that payment of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation.  I acknowledge that neither the Company nor its Affiliates has promised me continued employment or represented to me that I will be rehired in the future.  I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship.  I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by [Name and/or Title], [address], facsimile number:                             , in which case the Waiver and Release will not become effective.  If I timely revoke my acceptance of this Waiver and Release, the Company will have no obligation to provide the Separation Benefits to me.  I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination will not affect the enforceability of other provisions of this Waiver and Release.  I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me, am signing this Waiver and Release knowingly and voluntarily and with the advice of any attorney I have retained to advise me with respect to it, and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.

I represent that I am not aware of any claim by me other than the claims that are released in this Waiver and Release.  By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Executive’s Signature

Executive’s Printed Name

Executive’s Signature Date